Filed Pursuant to Rule 424(b)(5)
Registration No. 333-265470

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 16, 2022)

Common Stock

This prospectus supplement supplements the sales agreement prospectus dated June 16, 2022 related to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to the Capital on Demand™ Sales Agreement, dated January 29, 2021, or the sales agreement, with JonesTrading Institutional Services LLC and William Blair & Company, L.L.C. in an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933. As of the date of this prospectus supplement, we have terminated the offer and sale of shares in at the market offering under the sale agreement prospectus.

As of the date of this prospectus supplement, we had not sold any shares under the sales agreement prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 26, 2024.